Putnam Absolute Return 100 Fund October 31, 2015 annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		1,683
Class B		24
Class C		121
Class M		26

72DD2 (000s omitted)

Class R		2
Class R5		0
Class R6		9
Class Y		1,615

73A1

Class A		0.130
Class B		0.105
Class C		0.049
Class M		0.126


73A2

Class R		0.112
Class R5		0.158
Class R6		0.158
Class Y		0.158

74U1 (000s omitted)

Class A		11,275
Class B		161
Class C		2,356
Class M		193

74U2 (000s omitted)

Class R		4
Class R5		1
Class R6		52
Class Y		9,900

74V1

Class A		10.07
Class B		10.03
Class C		9.98
Class M		10.05

74V2

Class R		10.00
Class R5		10.14
Class R6		10.13
Class Y		10.11

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.